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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the dELiA*s Corp. (formerly iTurf Inc.) Registration Statement (Form S-8 No. 333-91837) pertaining to the Amended and Restated 1999 Stock Incentive Plan of iTurf Inc. and the Registration Statement (Form S-3 No. 333-36300) of our report dated March 29, 2000 (except for Notes 5 and 15, as to which the date is April 28, 2000), with respect to the consolidated financial statements and schedules of dELiA*s Inc. incorporated by reference from iTurf Inc.'s Registration Statement (Form S-4 No. 333-44916) and included in dELiA*s Corp.'s Current Report on Form 8-K/A dated December 11, 2000, filed with the Securities and Exchange Commission.


                                                     /s/ ERNST & YOUNG LLP


New York, New York
December 11, 2000